UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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LRAD CORPORATION
(Name of Registrant as Specified in Its Charter)

IROQUOIS CAPITAL MANAGEMENT, LLC
IROQUOIS MASTER FUND LTD.
JOSHUA SILVERMAN
RICHARD ABBE
AMERICAN CAPITAL MANAGEMENT, LLC
TALIA ABBE IRREVOCABLE TRUST
BENNETT ABBE IRREVOCABLE TRUST
SAMANTHA ABBE IRREVOCABLE TRUST
THE MERAV ABBE IRREVOCABLE TRUST
SCOTT L. ANCHIN
DANIEL H. MCCOLLUM

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Iroquois Master Fund Ltd. (“Iroquois Master Fund”), together with the other participants named herein (collectively, “Iroquois” or “we”) has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of Iroquois’ slate of two highly-qualified director nominees to the Board of Directors of LRAD Corporation (“LRAD”), a Delaware corporation, at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On January 14, 2016 Iroquois issued the following press release:

IROQUOIS CAPITAL MANAGEMENT, LLC
205 EAST 42ND STREET, 20TH FLOOR
NEW YORK, NY 10017

January 14, 2016

LRAD Corporation
16990 Goldentop Road, Suite A
San Diego, CA 92127
Attn: Members of the Board of Directors

Dear Board Members,

Iroquois Capital Management, LLC (“Iroquois Capital”, “we” or “us”), together with funds managed by it and members of its Schedule 13D reporting group, is one of the largest shareholders of LRAD Corporation (“LRAD” or the “Company”) with a combined beneficial ownership interest in approximately 6.8% of LRAD’s outstanding shares.  We are long-term value investors in the Company, having held shares of LRAD since 2005, and have a vested interest in seeing LRAD capitalize on all opportunities that may exist to create significant value for shareholders

As you know, we worked constructively with LRAD back in 2013 to reconstitute and enhance the board of directors (the “Board”) by replacing two directors with directors that we recommended.  We even subsequently converted our Schedule 13D back to a passive Schedule 13G filing as we were hopeful that our involvement had helped to put the Company back on the right track towards shareholder value creation.

Unfortunately, it now appears that despite our efforts in 2013, management remains in control and perpetuating what we view as a problematic, value-destructive status quo while demonstrating little accountability for performance.  Given this lack of progress, we now find ourselves back in a similar situation as we faced in 2013, with both the operations and corporate governance of the Company in need of significant reform in order to enhance shareholder value.

We Have Lost Confidence in Thomas R. Brown as LRAD’s President and Chief Executive Officer

We have significant concerns and doubts regarding the ability of the Company’s President and Chief Executive Officer, Thomas R. Brown, to properly manage the Company’s capital resources and take advantage of readily available business opportunities.  LRAD’s operational performance has been woeful under Mr. Brown.  On the 2014 year-end conference call, Mr. Brown said he was targeting 20% revenue growth in 2015.  Instead, the Company’s total revenues declined approximately 31% year-over-year while income from operations was down more than 60%.  Mr. Brown also failed to live up to his stated target of delivering “much more” than 100% growth in the mass notification market for 2015.  Rather than hold Mr. Brown accountable for LRAD’s poor performance, the Board rewarded him with a grant of 250,000 options in December 2015 at $1.86.  We question how this lack of accountability benefits LRAD shareholders.

It appears that one of the lone bright spots at LRAD is the efforts and hard work of one of our recommended directors, General John G. Coburn, who has effectively utilized his vast experience and network around the globe to expand LRAD’s international footprint.  Of note, General Coburn’s recent labors led to a modification of LRAD’s existing contract with the United States Navy that paved the way for the United States Army to purchase the Company’s acoustic hailing devices.

We also have serious concerns with the significant selling of LRAD shares by certain insiders, including Mr. Brown. It seems clear to us, and we believe to many others as well, that the current management team has failed to maximize the potential of LRAD’s directional and omnidirectional product lines and that it is time to hold management accountable for its poor performance.

As you know, on June 22, 2015, we delivered a letter to the Board describing the reasons for converting our passive Schedule 13G filing back to a Schedule 13D. In the June 22 Letter, we set forth our serious concerns with the Board’s failure to effectively manage the Company’s capital resources, including the excess cash on the balance sheet and the lack of share repurchases under the then-existing buyback plan, as well as LRAD’s apparent failure to capitalize on available sales opportunities in emergency or general campus notifications and emergency warnings for natural disasters.  The letter also noted our serious concerns that LRAD insiders had recently engaged in sales of shares immediately upon exercise of options, which sent the wrong message to shareholders.

Regrettably, the Company’s operational performance has not improved since our June 22 Letter.  We believe management has continued to poorly oversee the Company’s capital resources and miss opportunities for growth during a period where the mass notification market is forecast to grow to almost $9 billion by 2020. The CEO and CFO have unabashedly continued to engage in insider sales. In 2015, LRAD’s share price declined over 26% while the Russell Microcap Growth Index only lost 6%.  All told, we believe the market has lost confidence in management’s ability to govern the Company.

In order to drive the level of change that we believe is required at LRAD, we have determined to provide shareholders with alternative nominees to elect at LRAD’s 2016 annual meeting of shareholders (the “2016 Annual Meeting”).  To that end, we have delivered to you today a formal notice of our nomination of two highly-qualified director candidates – Scott Anchin and Dan McCollum – for election to the Board at the 2016 Annual Meeting.  We believe that additional shareholder representation on the Board alongside General Coburn, Richard H. Osgood and Dennis J. Wend will help ensure that shareholders’ best interests are appropriately represented.

We Believe Management Has Failed to Properly Manage the Company’s Capital Resources

According to its most recent public filings, the Company’s total revenue is down 31% year-over-year, with income from operations down over 60%. The Board may try to divert attention from its poor performance with the announcement of a quarterly dividend of $.01 or a “new” $4 million share buyback beginning January 1, 2016.  Remember, the Company’s buyback programs have often delivered only a fraction of what has been authorized.

We view LRAD’s declaration of a quarterly dividend and increased buyback program as another attempt to distract shareholders from the Company’s poor performance. No dividend or share buyback can hide the fact that LRAD’s revenues and gross profit for fiscal 2015 decreased substantially despite award-winning products.

We Believe the Company Continues to Miss Opportunities Despite Exceptional, Best-In-Class Products

Another cause for concern is the Company’s failure to take advantage of the opportunities within its growing industry. In the second quarter of 2015, Mr. Brown stated during the earnings call that the Company hoped to meet continued demand in the Middle East: “as I’ve indicated we’ve been on a major program in the Middle East we are still awaiting to final outcome ... We were still chasing this opportunity… We’re seeing continued demand for LRAD … in the Middle East”. Unfortunately for the Company, Mr. Brown lost the mass notification order to a competitor even though Mr. Brown stated in the third quarter earnings call that the Company had “the best product and price.” Mr. Brown’s eventual claim that he was not prepared to conduct business in a manner that would win the contract only begs the question as to why he was so publicly focused on this business in his outreach to shareholders.

We believe that there is an immense opportunity for LRAD to capitalize on the rapidly growing mass notification market and dramatically grow its revenues. It is unacceptable that the Company has not found a way to take advantage of available sales opportunities in emergency or general campus notifications, emergency warnings for natural disasters or countless other domestic and international opportunities.  Mr. Brown has shown time and time again his inability to exploit clear opportunities, as further evidenced by his latest re-hire of the Company’s previously dismissed public relations spokesman Robert Putnam as Director of Marketing with a six-figure salary.  If history serves as any guide, we do not have confidence in management’s ability to take advantage of LRAD’s industry-leading technology to grow the Company and maximize shareholder value.

Continued Concerns with Insider Sales by Senior Management

According to the Company’s insider filings, during fiscal 2015 both Mr. Brown and Ms. McDermott have engaged in significant selling of LRAD shares. Based on public filings, the CEO and CFO have a well-documented history of exercising options and selling their shares. This stands in stark contrast to the share buyback program, in which the sale of insider shares are often higher than the prices at which the Company has offered to repurchase its own shares from LRAD shareholders. Clearly, the actions by the CEO and CFO are in contrast to what the Company is attempting to accomplish through the share buyback program. It should not be surprising that a senior management team that only has a nominal stake in the Company would act in in a manner that is drastically misaligned with the best interests of the Company and its shareholders.

We find it outrageous that the Company repurchased only a fraction of the shares authorized under its previous buyback program at an average price above $2.00, and then issued 250,000 options to the CEO and 100,000 options to the CFO in December 2015 at $1.86 per share. The CEO’s insider filings make clear that that prior to the new issuance, Mr. Brown held 100,000 options that expired December 6, 2015 at an exercise price of $2.63 and that despite the poor performance of the Company in fiscal 2015, the CEO was rewarded with more options at a significantly lower exercise price.

*           *           *

The  dismal  operating  performance  under  Mr. Brown’s  leadership,  the  questionable trading by insiders,  and  what we view as a complete  lack  of accountability all  solidify  our  view  that  material  change  in  executive  leadership,  board composition, and corporate strategy are required at LRAD.  We are deeply troubled by management’s history of poor execution and the Board’s failure to hold management accountable for its less than admirable track record.  We remain open-minded about potential solutions and are willing to engage in discussions towards a mutual resolution.  However, we are steadfast in our belief that increased shareholder representation on the Board will be required to ensure improved performance, better management accountability, and that the best interests of LRAD shareholders are represented in the boardroom.

Best Regards,

/s/ Joshua Silverman

Joshua Silverman
Managing Member

Iroquois Capital’s Highly-Qualified Director Nominees

Biographies of each nominee follow:

Scott L. Anchin is a restructuring professional with more than 19 years of leadership experience spanning a variety of industries. Since 2009, Mr. Anchin has worked for Alvarez & Marsal North America, LLC, a global professional services firm specializing in turnaround and interim management and performance improvement.

Daniel H. McCollum is a Managing Director in the Investment Office of Brown University in Providence, RI, a position which he has held since 2013.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Iroquois Master Fund Ltd., together with the other participants named herein (collectively, “Iroquois”), has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its director nominees at the 2016 annual meeting of stockholders of LRAD Corporation (the “Company”).

IROQUOIS ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Iroquois Master Fund, Ltd. (“Iroquois Master Fund”), Iroquois Capital Management LLC (“Iroquois Capital Management”), Joshua Silverman, Richard Abbe, American Capital Management, LLC (“American Capital”), Talia Abbe Irrevocable Trust (the “TAI Trust”), Bennett Abbe Irrevocable Trust (the “BAI Trust”), Samantha Abbe Irrevocable Trust (the “SAI Trust”), The Merav Abbe Irrevocable Trust (the “MAI Trust”), Scott L. Anchin and Daniel H. McCollum (collectively, the “Participants”).

As of the date hereof, Iroquois Master Fund directly owned 1,667,603 shares of Common Stock consisting of (i) 1,278,837 Shares of Common Stock owned by Iroquois Master Fund and (ii) 388,766 Shares of Common Stock which are issuable upon exercise of the warrants owned by Iroquois Master Fund.  Iroquois Capital Management, as the investment advisor of Iroquois Master Fund, may be deemed the beneficial owner of the 1,667,603 shares of Common Stock directly owned by Iroquois Master Fund. As of the date hereof, Mr. Silverman may be deemed to beneficially own 1,688,750 shares of Common Stock consisting of  (i) 16,644 shares of Common Stock owned directly, (ii) 4,503 shares of Common Stock which are issuable upon exercise of certain warrants and (iii) 1,667,603 shares of Common Stock owned directly by Iroquois Master Fund. As of the date hereof, Mr. Abbe may be deemed to beneficially own 1,851,896 shares of Common Stock consisting of (i) 139,257 shares of Common Stock held by certain trusts or accounts established for the benefit of Richard Abbe’s children or other relatives (the “Accounts”) of which Richard Abbe serves as a custodian or trustee, (ii) 45,036 shares of Common Stock which are issuable upon exercise of certain warrants held by the Accounts and (iii) 1,667,603 shares of Common Stock owned directly by Iroquois Master Fund. As of the date hereof, American Capital directly owned 218,279 shares of Common Stock consisting of (i) 173,242 shares of Common Stock and (ii) 45,037 shares of Common Stock which are issuable upon exercise of certain warrants. As of the date hereof, TAI Trust directly owned 46,419 shares of Common Stock. As of the date hereof, BAI Trust directly owned 46,419 shares of Common Stock. As of the date hereof, SAI Trust directly owned 46,419 shares of Common Stock. As of the date hereof, the Mai Trust directly owned 100,741 shares of Common Stock. As of the date hereof, neither Messrs. Anchin, nor McCollum directly owned any shares of Common Stock.